EX-99.d.2.v

THE UBS FUNDS, ON BEHALF OF ITS SERIES,
UBS INTERNATIONAL SUSTAINABLE EQUITY FUND
INVESTMENT ADVISORY AGREEMENT
AMENDMENT NUMBER FOUR

THIS AMENDMENT is made as of the 3rd day of September 2020, by and between The UBS Funds, a Delaware statutory trust (the “Trust”), and UBS Asset Management (Americas) Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Trust and the Advisor have previously entered into an Investment Advisory Agreement, dated April 25, 1995, as amended or restated through the date hereof (the “Advisory Agreement”), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS International Sustainable Equity Fund series (the “Series”); and

WHEREAS, the Advisor and the Trust have decided to amend the Advisory Agreement to reduce compensation of the Advisor as provided in Section 3 of such Advisory Agreement;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.           Section 3 of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:

3.            Compensation of the Advisor. For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement, the Series shall pay to the Advisor within five business days after the end of each calendar month, a monthly fee of one twelfth of the Series’ average daily net assets for the month in accordance with the following fee schedule:

Assets Under Management	Fee
$0 – $250 million	0.800%
On the next $250 million - $500 million	0.775%
On the next $500 million - $750 million	0.750%
On the next $750 million - $1 billion	0.725%
On the next $1 billion – $2 billion	0.675%
Above $2 billion	0.650%

In the event of termination of this Agreement, the fee provided in this Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

2.            The effective date of the Amendment shall be October 28, 2020.

3.            The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed as of the 3rd day of September 2020.

THE UBS FUNDS		THE UBS FUNDS

By:	/s/ Keith A. Weller	By:	/s/ Eric Sanders

Name:	Keith A. Weller	Name:	Eric Sanders

Title:	Vice President and Secretary	Title:	Vice President and Assistant Secretary

UBS ASSET MANAGEMENT (AMERICAS) INC.		UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Michael J. Calhoun	By:	/s/ Andrew Hollenbeck

Name:	Michael J. Calhoun	Name:	Andrew Hollenbeck

Title:	Executive Director and Associate General Counsel	Title:	Managing Director

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